Exhibit 21
List of SoftBrands, Inc. Subsidiaries
Hospitality Services & Solutions Pte. Ltd. (Singapore)
Hotel Information Systems Asia Pte. Ltd. (Singapore)
Hotel Information Systems Inc. (Delaware)
Hotel Information Systems Limited (Hong Kong)
Hotel Information Systems (M) Sdn. Bhd. (Malaysia)
HIS MSC Company Limited (Thailand)
HSI Online Sdn. Bhd. (Malaysia)
MAI Systems Corporation (f/k/a MAI Basic Four, Inc.) (Delaware)
Marlin Business Systems Pte. Ltd. (Singapore)
ORS Online Reservations Sdn. Bhd. (Malaysia)
PT Hotel Information Systems Indonesia (Indonesia)
SoftBrands Asia Co., Ltd. (China)
SoftBrands Australia Pty Ltd. (Australia)
SoftBrands de Mexico, S.A. de C.V. (Mexico)
SoftBrands Deutschland GmbH (Germany)
SoftBrands Europe Limited (United Kingdom)
SoftBrands Holdings B.V. (Netherlands)
SoftBrands India Private Limited (India)
SoftBrands International, Inc. (Delaware)
SoftBrands Malaysia Sdn. Bhd. (Malaysia)
SoftBrands Manufacturing, Inc. (Minnesota)
SoftBrands Singapore Pte, Ltd. (Singapore)
SoftBrands Soporte de C.V. (Mexico)
SoftBrands South Africa (Proprietary) Ltd. (South Africa)
Visual One Systems Asia Pte. Ltd. (Singapore)
WinnLodge AG (Switzerland)